Registration No. 333-

As filed with the Securities and Exchange Commission on May 19, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RADA ELECTRONIC INDUSTRIES LTD.
 (Exact Name of Registrant as Specified in its Charter)

State of Israel	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Giborei Israel Street
Netanya 4250407, Israel
Tel: +(972)(9) 892-1111
(Address and telephone number of Registrant’s principal executive offices)

2015 SHARE OPTION PLAN
(Full title of the plan)

RADA Sensors Inc.
20300 Seneca Meadows Parkway, Suite 310
Germantown, MD 20876
240-423-1860
 (Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Sarit Molcho, Adv. S. Friedman & Co., Advocates Amot Investment Tower 2 Weizman Street Tel Aviv 6423902 Israel Tel: +972-3-6931931
 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐       Accelerated filer ☒       Non-accelerated filer ☐        Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares, par value NIS 0.03 per share	361,312	(3)	4.06	(4)	$1,466,927	$191
Ordinary Shares, par value NIS 0.03 per share	709,688	(5)	4.89(6)		$3,470.374	$450

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 0.03 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the 2015 Share Option Plan (the “2015 Plan”) by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by 0.0001298.

(3)	Issuable under options and other share incentive awards that may be granted in the future under the 2015 Plan.

(4)
Pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices ($4.16  and $3.96) of the Ordinary Shares, as quoted on the NASDAQ Capital Market on May 13, 2020.

(5)	Issuable under options previously granted under the Registrant’s 2015 Plan.

(6)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

___________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

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 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EXPLANATORY NOTE

This registration statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form F-3 (as permitted by Section C.3. of the General Instructions to Form S-8). The reoffer prospectus is intended to be a combined prospectus under Rule 429 of the Securities Act to be used in connection with reoffers and resales of “control securities” (as defined in General Instruction C to Form S-8) by certain officers of RADA Electronic Industries Ltd. that they acquired or will acquire by reason of the exercise of options granted or to be granted to them under the 2015 Plan. The inclusion of any individual in the selling shareholders’ table in the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an “affiliate” of us.

The second part contains information required to be included in this registration statement pursuant to Part II of Form S-8. Pursuant to the introductory note to Part I of Form S-8, the plans’ information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “SEC”).

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Reoffer Prospectus

RADA ELECTRONIC INDUSTRIES LTD.

Up to 470,000 Ordinary Shares
NIS 0.03 Per Share

This prospectus covers the offer and resale of up to 470,000 ordinary shares, NIS 0.03 par value, of RADA Electronic Industries Ltd., an Israeli company, constituting “control securities” which may be offered and sold from time to time by certain of our officers who have acquired or will acquire such ordinary shares pursuant to the exercise of options granted under our 2015 Share Option Plan (the “2015 Plan”).

Our ordinary shares trade on the Nasdaq Capital Market under the symbol “RADA.” On May 18, 2020, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $4.44 per share. The selling shareholders may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling shareholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders (except pursuant to an exercise of options to purchase ordinary shares under the 2015 Plan.) We do not know when or in what amount the selling shareholders may offer the ordinary shares for sale. the selling shareholders may sell any, all or none of the ordinary shares offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 19, 2020.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS ANY INFORMATION INCORPORATED BY REFERENCE, IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, AS APPLICABLE. OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the SEC. This prospectus and the documents incorporated by reference herein include important information about us, the securities being offered by us and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “RADA,” “we,” “us” and “our” refer to RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and incorporated by reference are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

● the timing of the development of future products;
● projections of costs, revenue, earnings, capital structure and other financial items;
● statements of our plans and objectives;
● statements regarding the capabilities of our business operations;
● statements of expected future economic performance;
● statements regarding competition in our market; and
● assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

● strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses;

● the occurrence of hostilities, political instability or catastrophic events;

● changes in customer demand;

● the extent to which we are successful in gaining new long-term relationships with customers or retaining existing   ones;

● developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;

● security breaches, cybersecurity attacks and other significant disruptions; and

● natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our equipment.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” in this prospectus beginning on page 4 and in our annual report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

 Market and Industry Data

We operate in an industry in which it is difficult to obtain precise market and industry information. We have generally obtained the market data in this prospectus supplement from public filings, from industry publications, from studies conducted by third party sources that we believe to be reliable, and based on our experience and our own investigation of market conditions.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business, but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein and therein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein.

Overview

We are an Israel-based defense technology company focused on proprietary radar solutions and legacy avionics systems.  We are a leader in mini-tactical radars, offering software-defined, multi-mission solutions which perform while on-the-move. Our radars address attractive, high-growth markets, including critical infrastructure protection, border surveillance, active military protection and counter-drone applications. We also develop, manufacture and sell avionics solutions (including avionics for unmanned aerial vehicles and airborne inertial navigation systems), airborne data/video recording and management systems.

Our U.S.-based subsidiary, RADA Technologies LLC, is focused on the adaptation of our tactical radar technology for the U.S. market. In order to capitalize on opportunities in the U.S. market, we opened a new manufacturing facility in Maryland in November 2019.

Our Strategy

We are pursuing an attractive and growing multi-billion dollars market and are focused on successfully executing a strategy based on:

•	continuing to develop industry-leading technology;

•	delivering affordable and high-performance customer solutions; and

•	creating a value-added U.S. footprint and capabilities to support growth.

Our Strengths

We operate in a large and growing market and believe that our proprietary, high performance and mature solutions have provided us with an advantage in the market based on:

•	software defined radars that enable a variety of customized solutions, utilizing the same hardware;

•	products that align with future best-of-breed, open architecture;

•	strong partnerships and relationships due to responsive solutions tailored to customer needs;

•	major end-users including the USMC, U.S. Army, USAF and the Israeli Defense Forces; and

•	systems are offered at a significant price differential from those of our competitors.

Market Opportunity

We believe that we are well-positioned to continue and accelerate our growth based on our assessment of the market for mini-tactical radars. These radars are expected to be included in the future modernization programs of the U.S. Army and other military forces. In a report issued by the U.S. Army, it was reported that the U.S. Army’s “Big Six” Modernization Priorities includes budgeted spending for the years 2021 to 2024 of $7.3 billion for air and missile defense capabilities (including protection against drones) and $11.2 billion for next-generation combat vehicles (including force protection).

•
Based on a bottom up analysis of available information relating to announced and pending defense programs for active protection systems (“APS”) and short-range surveillance (“SHORAD”) applications, we estimate the total potential addressable market for such applications to be approximately $5 billion.

•
Opportunities for APS applications, including for the Bradley and Stryker armored vehicle programs are, based on our own market intelligence, estimated to total $1.5 billion in the U.S., including over 600 radars for the initial Bradley armored vehicle program and $1.5 billion internationally.

•
SHORAD and counter drone opportunities, including for the U.S. Army Initial Maneuver Short-Range Air Defense program which is expected to require 600 radars and the USMC Ground Based Air Defense program with 200 radars delivered to date and the potential for approximately 400 additional radars with, based on our own market intelligence, total estimated revenues of $1 billion in each of the domestic and international markets.

Corporate Information

We were incorporated under the laws of the State of Israel on December 8, 1970. We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111. Our website address is www.RADA.com. The information on our website is not incorporated by reference into this prospectus.

THE OFFERING

Ordinary shares offered (by the selling shareholders)	470,000 ordinary shares
NASDAQ Capital Market symbol	“RADA”
Use of proceeds
We will not receive any proceeds from the sale of the ordinary shares offered hereby (except that we will derive proceeds if the options to purchase ordinary shares currently outstanding and options that may be issued in the future under the 2015 Plan are exercised.)

Ordinary shares outstanding as of May 18, 2020	43,388,870 shares
Risk factors
Prospective investors should carefully consider the Risk Factors beginning on Page 4 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our securities. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of operating losses and may not be able to sustain profitable operations in the future. To the extent that we incur operating losses in the future, we may not have sufficient working capital to fund our operations.

We incurred operating losses in three of the five years ended December 31, 2019 and may not be able to achieve or sustain profitable operations in the future or generate positive cash flows from operations. As of December 31, 2019, our accumulated deficit was $79 million. Based on our current operations, we believe our existing funds will be sufficient to fund our operations in 2020. To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing. Such financing may not be available, or if available, may not be on terms satisfactory to us. If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

While we have met with initial success in the introduction of our advanced ground radars for tactical applications such as defense forces protection and border protection, there can be no assurance that we will succeed in obtaining general market acceptance or that we will ever recover our investment in this new product family.

We have developed a number of radar hardware platforms for use in combat vehicles and tactical protection applications for defense forces and border protection. In December 2014, we announced the first significant order for this product family and while we have been successful in marketing our ground radar products since then, we cannot assure you that our ground radars will achieve broad market acceptance.

We may be required to obtain financing for strategic opportunities, which financing may not be available for us in a timely manner or on favorable terms, and which may dilute the holdings of our shareholders and/or require us to incur additional debt.

In order to invest in strategic opportunities in support of our growth plans and/or business development activities, we may be required to obtain funds from financing sources, including through debt vehicles or re-financing, sale of new securities or other financing alternatives. There is no assurance that we will be able to obtain sufficient funding, if at all, from the financing sources detailed above or other sources in a timely manner (or on commercially reasonable terms) in order to allow us to fund our growth plans and/or business development activities, which may adversely affect our financial position and operations, may dilute the holdings of our shareholders or require us to incur additional debt.

The current novel strain of coronavirus (COVID-19) may adversely affect our operations and business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, Israel or elsewhere, our business may be adversely affected. In December 2019, COVID-19 was identified in Wuhan, China. This virus continues to spread globally and as of May 2020, has spread to over 140 countries, including the United States and Israel. The spread of this virus has resulted in the World Health Organization declaring the outbreak of COVID-19 as a “pandemic.” Many countries around the world have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus. The  Government of Israel imposed various restrictions to slow the spread of COVID-19, many of which have been lifted in recent days. The Government of Israel still requires all travelers arriving in Israel to remain in quarantine until 14 days have passed since the date of entry into Israel.

We currently anticipate that the COVID-19 outbreak may have a negative effect on our operations going forward, especially if outbreaks reoccur. The restrictions imposed globally as a result of the outbreak are likely to cause operating difficulties.COVID-19 will likely have a negative impact on our ability to generate revenues due to the inability of certain of our sales and support teams to travel and/or meet with customers or provide on-site services. The spread of COVID-19 may also result in order cancellations, delays and delivery suspensions. As a result, our business and operating results may be negatively affected. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including, reductions in in defense spending because of the financial impact of the pandemic on governmental budgets and the governmental actions to contain COVID-19.

Due to inaccurate forecasts, mistakes or business changes, we may be exposed to inventory-related losses on inventory we purchased in advance and part of our inventory may be written off, which would increase our cost of revenues.

We normally purchase more inventory than is immediately required in order to shorten our delivery time especially in the event of an increase in demand for our products. If the actual orders from our customers are lower than projected or if we decide to change our product line or our product support strategy, we will have excess inventory of components or finished products. Our inventory levels may be too high, and inventory may become obsolete or over-stated on our balance sheet. Our inventory of finished products may accumulate. The rate of accumulation may increase in a period of economic downturn. This would require us to write off inventory, which could adversely affect our gross profit and results of operation.

Competition in the market for defense electronics is intense. Our products may not achieve market acceptance, which could adversely affect our business, financial condition and results of operations.

The market for our products is highly competitive and we may not be able to compete effectively in our market. Our principal competitors in the defense electronics market, include Israel Aerospace Industries Ltd., or IAI, Raytheon Company, Northrop Grumman Corporation, Thales Group, and SRC Inc. We expect to continue to face competition from these and other competitors. Most of our competitors are larger and have substantially greater resources than us, including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we do. These competitors are able to achieve greater economies of scale and may be less vulnerable to price competition than us. We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

We may not be able to implement our growth strategy which could adversely affect our business, financial condition and results of operations.

In line with our growth strategy, we entered into a number of strategic relationships with Embraer S.A., or Embraer, Hindustan Aeronautics Ltd., or HAL, IAI, Lockheed Martin Corporation, or Lockheed Martin, Boeing Defense, Space & Security, or Boeing, Rafael Advanced Defense Systems Ltd., or Rafael, Elbit Systems Ltd., or Elbit, Leonardo DRS, or DRS and Ascent Vision Technologies, or AVT, to increase our penetration into the defense electronics market. We are currently investing and intend to continue to invest significant resources to develop these relationships and additional new relationships. Should our relationships fail to materialize into significant agreements, or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Our growth is dependent in part on the development of new products, based on internal research and development, including the expansion of our radar offerings. We may not accurately identify market needs before we invest in the development of a new product. We may also face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market and competing products may emerge during the development and certification process.

Reductions in defense budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

Substantially all of our revenues are derived from the sale of products with military applications. These revenues totaled approximately $44 million, or 100% of our revenues in 2019, $28 million, or 100% of our revenues, in the year ended December 31, 2018 and $26 million, or 100% of our revenues, in the year ended December 31, 2017. The defense budgets of a number of countries have declined and may be reduced in the future. Declines in defense budgets may result in reduced demand for our products and manufacturing services. This would result in reduction in our core business’ revenues and adversely affect our business, results of operations and financial condition.

Unfavorable national and global economic conditions could have a material adverse effect on our business, operating results and financial condition.

During periods of slowing economic activity, our customers may reduce their demand for our products, technology and professional services, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Significant portions of our operations are conducted outside the markets in which our products and solutions are manufactured or generally sold, and accordingly, we often export a substantial number of products into such markets. We may, therefore, be denied access to potential customers or suppliers or denied the ability to ship products from any of our subsidiaries into the countries in which we currently operate or wish to operate, as a result of economic, legislative, political and military conditions, including hostilities and acts of terrorism, in such countries.

We could also be exposed to credit risk and payment delinquencies on our accounts receivable. In particular, there is currently significant uncertainty about the future relationship between the U.S. and various other countries, with respect to trade policies, treaties, government regulations, and tariffs. Although we partially manufacture in the US, major developments in trade relations, including the imposition of new or increased tariffs by the U.S. and/or other countries, and any emerging nationalist trends in specific countries could alter the trade environment and consumer purchasing behavior which, in turn, could have a material effect on our financial condition and results of operations.

Any slowdown or instability in the global economy could impact income, purchasing power and consumption levels among other things, which could limit growth, increase delinquency rates and ultimately have a material adverse effect on us. In addition, any global economic slowdown or uncertainty may result in volatile conditions in the global financial markets, which could have a material adverse effect on us, including on our ability to access capital and liquidity on financial terms acceptable to us, if at all. Any such adverse effect on capital markets funding availability or costs or in deposit rates could have a material adverse effect on our interest margins and liquidity.

We may also be required in the future to increase our reserves for doubtful accounts. In addition, the fair value of some of our assets may decrease as a result of an uncertain economy and as a result, we may be required to record impairment charges in the future. If global economic and market conditions or economic conditions in key markets remain uncertain or weaken further, our financial condition and operating results may be materially adversely affected.

Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers or a substantial decrease in our customers’ budgets may adversely affect our business, operating results and financial condition.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time-consuming procurement procedures. A substantial time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products. A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations. This risk is heightened during periods of global economic slowdown. Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

•	their requirements or budgetary constraints change;

•	they cancel multi-year contracts and related orders if funds become unavailable;

•	they shift spending priorities into other areas or for other products; or

•	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse effect on us.

Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination for convenience (among other reasons) of contracts or subcontracts with governmental entities. The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

If we do not receive the governmental approvals necessary for the export of our products, our revenues may decrease. Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may decrease, and we may fail to implement our growth strategy.

Israel’s defense export policy regulates the sale of our systems and products. Current Israeli policy encourages export to approved customers of defense systems and products, such as ours, as long as the export is consistent with Israeli government policy. A license is required to initiate marketing activities. We are also required to obtain a specific export license for any hardware exported from Israel. We may not be able to receive all the required permits and licenses for which we may apply in the future. If we do not receive the required permits for which we apply, our revenues may decrease.

We are subject to laws regulating export of “dual use” items (items that are typically sold in the commercial market, but that also may be used in the defense market) and defense export control legislation. Additionally, our participation in governmental procurement processes in Israel and other countries is subject to specific regulations governing the conduct of the process of procuring defense contracts. Furthermore, solicitations for procurements by governmental purchasing agencies in Israel and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest and corruption in the procurement process. We may not be able to respond quickly and effectively to changing laws and regulations and any failure to comply with such laws and regulations may subject us to significant liability and penalties.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues, which would adversely affect our business, financial condition and results of operations.

A significant portion of our revenues is derived from a small number of customers. During the years ended December 31, 2019 and 2018, 61% and 72% of our revenues, respectively, were attributable to nine customers. We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. No assurances can be given that our customers will continue to purchase our products, that we will be successful in any bid for new contracts to provide such products, or that if we were granted subsequent orders, such orders would be of a scope comparable to the sales that we have experienced to date. If our principal customers do not continue to purchase products from us at current levels or if we do not retain such customers and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, cash flows, financial condition and results of operations.

We depend on suppliers of components for our products and if we are unable to obtain these components when needed, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacturing of our products from suppliers and subcontractors, most of whom are located in Israel and the U.S. A number of these suppliers are currently the sole source of one or more components upon which we are dependent. Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The defense electronics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

We enter into fixed-price contracts that could expose us to losses in the event we fail to properly estimate our costs.

We enter into firm fixed-price contracts. If our initial cost estimates are incorrect, we can lose money on these contracts. To the extent we underestimate the costs to be incurred in any fixed-price contract, we could experience a loss on the contract, which could have a negative effect on our results of operations, financial position and cash flow.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We are subject to risks associated with international operations; we generate a significant portion of our sales from customers located in countries that may be adversely affected by political or economic instability and corruption.

We are aviation and defense company with worldwide operations. Although 78% of our sales are in Israel and North America, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America, India and Central and Eastern Europe, which may be more susceptible to political or economic instability and the economic impact of the spread of COVID-19. In addition, in many less-developed markets, we rely heavily on third-party representatives, consultants and other agents for business development, marketing and distribution of our products. Many of these third parties do not have internal compliance resources comparable to ours. Business activities in many of these markets have historically been more susceptible to corruption. If our efforts to screen third party agents and detect cases of potential misconduct fail, we could be held responsible for the noncompliance of these third parties under applicable laws and regulations, which may adversely affect our reputation and our business, financial condition or results of operations.

Exports (whether direct sales or sales through our Israeli customers) accounted for 71% of our revenues in 2019, 63% of our revenues in 2018 and 76% of our revenues in 2017. Our reliance on export sales subjects us to many risks inherent in engaging in international business, including:

•	Limitations and disruptions resulting from the imposition of government controls;

•	Changes in regulatory requirements;

•	The global impact of the COVID-19 pandemic;

•	Export license requirements;

•	Economic or political instability;

•	Trade restrictions;

•	Changes in tariffs;

•	Currency fluctuations;

•	Longer receivable collection periods and greater difficulty in accounts receivable collection;

•	Greater difficulty in safeguarding intellectual property;

•	Difficulties in managing overseas subsidiaries and international operations; and

•	Potential adverse tax consequences.

We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties, in connection with the sale of our products in international markets. Any of those events may adversely affect our business, operating results and financial condition.

In addition, as a company registered with the SEC, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibits registrants and their intermediaries from making improper payments to foreign officials, for the purpose of obtaining or keeping business or obtaining an improper business benefit. We have adopted proactive procedures to promote compliance with the FCPA, but we may be held liable for actions taken by our strategic or local partners or agents even though these partners may not themselves be subject to the FCPA. Any determination that we have violated the FCPA could materially and adversely affect our business, results of operations, and cash flows.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

Most of our revenues are in dollars or are linked to the dollar, while a portion of our expenses, principally salaries and related personnel expenses, are incurred in other currencies, particularly in NIS. Therefore, our costs in such other currencies, as expressed in dollars, are influenced by the exchange rate between the dollar and the relevant currency. We are also exposed to the risk that the rate of inflation in Israel will exceed the rate of depreciation of the NIS in relation to the dollar or that the timing of this depreciation lags behind inflation in Israel. This would have the effect of increasing the dollar cost of our operations. In the past, the NIS exchange rate with the dollar and other foreign currencies has fluctuated, generally reflecting inflation rate differentials. We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the dollar. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. We engage in currency hedging transactions intended to partly reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. However, such transactions may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them. Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim. Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. We might not be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all. We also may not be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering the product. Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our solutions.

The Dodd-Frank Wall Street Reform and Consumer Protection Act imposes disclosure requirements regarding the use in components of our products of “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries, whether the components of our products are manufactured by us or third parties. These requirements could affect the pricing, sourcing and availability of minerals used in the manufacture of components we use in our products. Although the SEC has provided guidance with respect to a portion of the conflict mineral filing requirements that may somewhat reduce our reporting practices, there are costs associated with complying with the disclosure requirements and customer requests, such as costs related to our due diligence to determine the source of any conflict minerals used in our products. We may face difficulties in satisfying customers who may require that all of the components of our products are certified as conflict mineral free or free of numerous other hazardous materials.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our Ordinary Shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors. Our efforts to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started, in connection with our 2007 Annual Report on form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our Ordinary Shares.

Risk Factors Related to Our Ordinary Shares

Certain of our shareholders beneficially own a substantial percentage of our Ordinary Shares.

DBSI holds approximately 15.7% of our outstanding Ordinary Shares and three other shareholders hold 6.9%, 5.2% and 5.0% of our outstanding Ordinary Shares. This concentration of ownership of our Ordinary Shares could delay or prevent mergers, tender offers, or other purchases of our Ordinary Shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our Ordinary Shares. This concentration could also accelerate these same transactions in lieu of others depriving shareholders of opportunities. This concentration of ownership may also cause a decrease in the volume of trading or otherwise adversely affect our share price.

Our share price has been volatile in the past and may decline in the future.

Our Ordinary Shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;

•	Operating results that vary from the expectations of securities analysts and investors;

•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	Announcements of technological innovations or new products by us or our competitors;

•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Changes in the status of our intellectual property rights;

•	Announcements by third parties of significant claims or proceedings against us;

•	Additions or departures of key personnel;

•	Future sales of our Ordinary Shares;

•	Delisting of our shares from the NASDAQ Capital Market; and

•	Stock market price and volume fluctuations.

Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recessions, pandemics, interest and currency rate fluctuations, and political events or hostilities in or surrounding Israel, could adversely affect the market price of our Ordinary Shares.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources both of which could have a material adverse effect on our business and results of operations.

In addition, to continue to be listed on the NASDAQ Capital Market, we need to satisfy a number of conditions, including a minimum closing bid price per share of $1.00. At times in the past we were not in compliance with this requirement, although we managed to regain compliance by a reverse stock split. If in the future, our share price drops again (for 30 consecutive days under a bid price per share of $1.00), we may be eventually delisted from NASDAQ and trading in our Ordinary Shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of our Ordinary Shares.

Substantial future sales of our Ordinary Shares by our principal shareholders may depress our share price.

If our principal shareholders sell substantial amounts of their Ordinary Shares, including shares registered under effective registration statements and shares issuable upon the exercise of outstanding warrants, or if the perception exists that our principal shareholders may sell a substantial number of our Ordinary Shares, the market price of our Ordinary Shares may fall. Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

We do not intend to pay dividends.

We have never declared or paid cash dividends on our Ordinary Shares and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our Ordinary Shares, which is uncertain and unpredictable. There is no guarantee that our Ordinary Shares will appreciate in value or even maintain the price at which you purchased your Ordinary Shares.

We may be classified as a passive foreign investment company, or PFIC, which would subject our U.S. investors to adverse tax rules.

U.S. holders of our Ordinary Shares may face income tax risks. We have been advised that we may have been a “passive foreign investment company” (“PFIC”) for the 2018 taxable year, but that we were likely not a PFIC for the 2019 taxable year. Our treatment as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our Ordinary Shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” If we are treated as a PFIC, U.S. Holders of Ordinary Shares would be subject to a special adverse U.S. federal income tax regime with respect to the income derived by us, the distributions they receive from us, and the gain, if any, they derive from the sale or other disposition of their Ordinary Shares. In particular, dividends paid by us, if any, would not be treated as “qualified dividend income,” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders. Since PFIC status depends upon the composition of our income and the market value of our assets from time to time, even if we were not a PFIC in 2018, there can be no assurance that we will not become a PFIC in any future taxable year.

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in the State of Israel. As a result, political, economic and military conditions affecting Israel directly influence us. Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Conflicts in North Africa and the Middle East, including in Egypt and Syria which border Israel, have resulted in continued political uncertainty and violence in the region. Efforts to improve Israel’s relationship with the Palestinian Authority have failed to result in a permanent solution, and there have been numerous periods of hostility in recent years. In addition, relations between Israel and Iran continue to be seriously strained, especially with regard to Iran’s nuclear program. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect our business, financial condition and results of operations in the future.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners. Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies. As a result, we are precluded from marketing our products to these countries, companies and organizations. Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities. Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel. Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Some of our employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, many of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or Israeli Patent Law, inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or C&R Committee, a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers and the Israeli experts, most of who reside outside the U.S., may be difficult to obtain within the U.S. Furthermore, since substantially most of our assets, our directors and officers and the Israeli experts are located outside the U.S., any judgment obtained in the U.S. against us or these individuals or entities may not be collectible within the U.S.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from those of a typical U.S. corporation.

We are incorporated under Israeli law and the rights and responsibilities of holders of our Ordinary Shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ approval. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Israeli government programs and tax benefits may be terminated or reduced in the future, which could increase our tax expenses.

We participate from time to time in programs of the Israeli Innovation Authority (formerly the Office of the Chief Scientist) of the Israeli Ministry of Economy, or Innovation Authority, for which we receive funding for the development of technologies and products. We may benefit from certain Israeli government programs and tax benefits, particularly from tax exemptions and cash incentives, including “Approved Enterprise” status due to our manufacturing facilities in Israel. To be eligible for these programs and tax benefits or similar programs in the future, we must meet certain conditions, including making specified investments in fixed assets and equipment. If we fail to comply with these conditions, we may be required to pay additional penalties, make refunds and may be denied future benefits. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under these programs, and therefore these benefits may not be available to us in the future at their current levels or at all.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Rules. Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the board of directors, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Rules, which require that we obtain shareholder approval for certain dilutive events such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company, and certain acquisitions of the stock or assets of another company. A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

USE OF PROCEEDS

The ordinary shares which may be sold under this prospectus will be sold for the respective accounts of each of the selling shareholders. Accordingly, we will not realize any proceeds from the sale of the ordinary shares, except that we will derive proceeds if the options to purchase ordinary shares currently outstanding and options that may be issued in the future under the 2015 Plan are exercised. If exercised, such proceeds will be available to us for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the shares will be paid for by us. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS

The following table sets forth (i) the name and relationship to us and our affiliates (within the past three years) of each selling shareholder listed below; (ii) the number of ordinary shares each selling shareholder owned of record before the offering; (iii) the number of ordinary shares being offered for sale by such holder pursuant to this prospectus (which represents the maximum number of shares that could be sold under this prospectus by such holder assuming the vesting of all awards and exercise of all options); and (iv) the number of ordinary shares to be owned by each selling shareholder and the percentage of the class to be owned by such holder assuming such holder disposes of all of the shares being offered pursuant to this prospectus. The information under this heading relates to resales of shares covered by this prospectus by persons who are our “affiliates”, as that term is defined under federal securities laws.

The tabular information below assumes that all the ordinary shares being offered pursuant to the registration statement of which this prospectus is a part are sold to third parties. However, because the selling shareholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each selling shareholder may retain after completion of the offering cannot be determined at this time. Information concerning the selling shareholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus. We believe that each selling shareholder has sole voting and investment power over his or her ordinary shares, unless otherwise noted below.

The ordinary shares covered by this prospectus may be sold by the selling shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the ordinary shares for resale by the selling shareholders set forth below.

Name	Number of Ordinary shares Owned Before Offering(1)	Number of Ordinary shares That May Be Offered(1)	Number of Ordinary shares Owned After Offering(1)	Percentage Total Voting Power After Offering
Avi Israel (Chief Financial Officer)	125,000	50,000	125,000	*
Oleg Kiperman (Chief Technology Officer)	50,000	50,000	50,000	*
Yaniv Dorani (Chief Operating Officer)	-	200,000	-	-
Max Cohen (Chief Executive Officer of RADA Sensors Inc.) (RSI)	43,750	40,000	43,750	*
Gil Schwartz (VP, Business Development & Marketing)	30,781	20,000	30,781	*
Ronit Bar (VP, People)	12,500	10,000	12,500	*
Ilan Wittenberg (VP, Products Development)	37,500	40,000	37,500	*
Orna Neuman (VP, Quality Assurance)	-	30,000	-	-
Ofir Edelman (VP, Production & Procurement)	15,312	30,000	15,312	*
_______________
* Less than 1%

(1)          The share numbers under “Number of Ordinary shares Owned Before Offering” represent the number of ordinary shares beneficially owned by each selling shareholder, including ordinary shares held directly and those which the selling shareholder has the right to acquire within 60 days under the 2015 Plan.  The share numbers under “Number of Ordinary shares That May Be Offered” include options granted under the Plan, irrespective of whether they are exercisable within 60 days of the date of this prospectus.  The share numbers under “Number of Ordinary Shares Owned After Offering” represent the number of shares beneficially owned by each selling shareholder assuming that all options granted under the 2015 Plan have been exercised.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “selling shareholders” means and includes:

•                                          the persons identified in the table above as selling shareholders; and

•                                          any permitted donees, pledgees, transferees or other successors in interest of any such selling shareholder who may receive any of the ordinary shares offered hereby after the date of this reoffer prospectus and seek to reoffer or resell those shares hereunder.

The amount of shares to be reoffered or resold by means of this prospectus by each selling shareholder, and any other person with whom such selling shareholder is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act of 1933, as amended.

The ordinary shares offered by this reoffer prospectus may be sold from time to time directly by the selling shareholders.  Alternatively, the selling shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling shareholders named herein have advised us that there were no underwriting or distribution arrangements entered into with respect to the ordinary shares that is being offered by each of them pursuant to this reoffer prospectus. The distribution of the ordinary shares by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block trades) through customary brokerage channels, either through brokers acting as agents for the selling shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the ordinary shares or otherwise.  In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions.  The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of such shares.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this reoffer prospectus.

The selling shareholders also may lend or pledge ordinary shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares.

We will bear all costs, expenses and fees in connection with the registration of the ordinary share offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares offered pursuant to this reoffer prospectus.

In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

We have not been advised of any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of any shares covered hereby. We are not aware of any underwriter or coordinating broker acting in connection with any proposed sale of shares covered hereby by any selling shareholder.

Although the ordinary shares covered by this reoffer prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling shareholders in any offering or distribution of ordinary shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with any sales of such shares.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the ordinary shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

DESCRIPTION OF SHARE CAPITAL

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.03 per share. As of the date hereof, our authorized share capital consisted of 100,000,000 ordinary shares ordinary shares, and there were 43,388,870 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

 The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

Purposes and Objects of the Company

We are registered with the Israeli Companies Registry and have been assigned company number 52-003532-0.  Section 2 of our memorandum of association provides that we were established for the purpose of engaging in the business of providing services of planning, development, consultation and instruction in the electronics field.  In addition, the purpose of our company is to perform various corporate activities permissible under Israeli law.

On February 1, 2000, the Israeli Companies Law, 5759-1999, or the Companies Law, came into effect and superseded most of the provisions of the Israeli Companies Ordinance (New Version), 5743-1983, except for certain provisions which relate to liens, bankruptcy, dissolution and liquidation of companies.  Under the Israeli Companies Law, as recently amended, various provisions, some of which are detailed below, overrule the current provisions of our articles of association.

The Powers of the Directors

Under the provisions of the Companies Law, and our articles of association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested.  In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting.  The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

 Our registered share capital consists of a single class of ordinary shares, par value NIS 0.03 per share. As of the date hereof, our authorized share capital consisted of 100,000,000 ordinary shares, and there were 43,388,870 of our ordinary shares issued and outstanding.  All outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to the ordinary shares are as follows:

Dividend rights.  Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law.  Our articles of association provide that the declaration of a dividend requires approval by an ordinary resolution of the shareholders, which may decrease but not increase the amount proposed by the board of directors.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the matter.  Under our articles of association, a special resolution, such as amending our memorandum of association or articles of association, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our articles of association, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the matter.

Pursuant to our articles, adopted by our shareholders on May 15, 2016 and effective as of May 18, 2016, the directors, except for the external directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall generally serve until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier vacation of office or removal pursuant to articles. Except with respect to the removal of external directors, the shareholders shall be entitled to remove any director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon.  All of the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Rights to share in the company's profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to the our articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a  simple majority of the voting power participating in such meeting.

Annual and Special General Meetings

The board of directors must convene an annual meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.”  In addition, the board of directors must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Quorum

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The following is a discussion of Israeli and United States tax consequences material to us and our shareholders.  To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, the views expressed in the discussion might not be accepted by the tax authorities in question.  The discussion is not intended, and should not be construed, as legal or professional tax advice and does not exhaust all possible tax considerations.

Holders of our ordinary shares should consult their own tax advisors as to the United States, Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

Israeli Tax Considerations

The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on us. The following also contains a discussion of the material Israeli tax consequences to purchasers of our Ordinary Shares and Israeli government programs benefiting us. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Since some parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

General Corporate Tax Rate

Generally, Israeli companies were subject to corporate tax on taxable income and capital gains at the rate of 23% for the tax years 2019 and 2018 and 24% for the tax year 2017.

Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies”. The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” as such terms are defined in the Israeli Income Tax Ordinance [New Version] 5721-1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise which is held by an Industrial Company whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
Amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise, commencing from the tax year where the Industrial Enterprise began to use them;

•	Accelerated depreciation rates on equipment and buildings;
•	Under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and
•	Expenses related to a public offering are deductible in equal amounts from income attributed to the Industrial Enterprise over three years commencing in the year of the offering.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. As of the date of this prospectus supplement, we have industrial production activities. Therefore, we qualify as an Industrial Company and may be eligible for the benefits described above. However, we cannot assure that we will qualify as an Industrial Company in the future or that the benefits described above will be available to us.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:
The expenditures are approved by the relevant Israeli government ministry, determined by the field of research; or
The research and development are for the promotion of the company and is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time, we may apply to the Israeli Innovation Authority, or the IIA, for approval to allow a tax deduction for research and development expenses during the year incurred. There can be no assurance that such applications will be accepted. For more information about these programs, see “Item 5.C. Operating and Financial Review and Prospects - Research and Development, Patents and Licenses” of our annual report on Form 20-F for the year ended December 31, 2019.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law). The benefits available under the Investment Law are subject to the fulfillment of conditions stipulated therein. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

Tax Benefits Prior and Subsequent to the 2005 Amendment

Prior to April 1, 2005, the Investment Law provided that capital investments in an Industrial Enterprises (or other eligible assets) may, upon approval by the Investment Center of the Israel Ministry of Economy and Industry, or the Investment Center, be designated as an “Approved Enterprise.” Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise.

On April 1, 2005, a comprehensive amendment to the Investment Law came into effect, which we refer to as the 2005 Amendment. The 2005 Amendment included revisions to the criteria for investments qualified to receive tax benefits. The 2005 Amendment does not retroactively apply to investment programs having an Approved Enterprise approval certificate issued by the Investment Center prior to December 31, 2004, unless chosen otherwise. Approved Enterprises are subject to the provisions of the Investment Law prior to its revision, while new investments and tax benefits, if any, will be subject to the provisions of the 2005 Amendment.
Pursuant to the 2005 Amendment, only Approved Enterprises receiving cash grants required the approval of the Investment Center. Approved Enterprises which do not receive benefits in the form of governmental cash grants, such as benefits in the form of tax benefits, are no longer required to obtain this approval. An eligible investment program under the 2005 Amendment qualifies for benefits as a “Benefited Enterprise.” However, a “Benefited Enterprise” is required to comply with certain requirements and make certain investments as specified in the 2005 Amendment.

In addition, the benefits available to an Approved Enterprise are conditioned upon terms stipulated in the Investment Law and the regulations thereunder and the criteria set forth in the applicable certificate of approval. In March 2019, our investment program was approved as an Approved Enterprise under the Investment Law, which entitles us to an approximately NIS 1,095,000 cash grant. If we do not fulfill the conditions set forth in the certificate of approval, in whole or in part, the benefits may be cancelled and we could be required to refund the amounts of the benefits, with the addition of the Israeli consumer price index linkage differences and interest. We have not yet activated such investment plan and as a result we have not yet received the cash grants. There can be no assurance that we will activate said investment plan or that the cash grant will be available to us if we do.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location of the Benefited Enterprise in Israel. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax rate for the remainder of the benefits period, depending on the level of foreign investment in the company in each year during the benefits period.

A Benefited Enterprise may, at its discretion, in order to obtain greater certainty, elect to apply for a pre-ruling from the Israeli tax authorities confirming that it is in compliance with the provisions of the amendments in the Investment Law and is therefore entitled to receive such benefits provided under the amendments to Investment Law as set below.

We are not entitled to tax benefits under the 2005 Amendment.

Tax Benefits Under the 2011 Amendment

The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment. The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such terms in the Investment Law. The definition of a Preferred Company, includes, inter alia, a company incorporated in Israel that (1) is not wholly owned by a government entity, (2) owns a Preferred Enterprise and (3) is controlled and managed from Israel and is subject to further conditions set forth in the Investment Law. Moreover, a Preferred Company needs to meet certain conditions stipulated in the Investment Law such as being an industrial company (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to the income attributed to its Preferred Enterprise, unless the Preferred Enterprise is located in development area “A,” in which case the rate will be 7.5%. Our operations are currently not located in development area “A.”
Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at the following rates: (i) Israeli resident individuals - 20% (iii) non-Israeli residents - 20%, subject to a reduced tax rate under the provisions of an applicable double tax treaty and subject to the receipt in advance of valid certificate from the Israeli Tax Authority, or the ITA. If such dividends are paid to an Israeli company, no tax is required to be withheld. However, if such dividends are subsequently distributed by such Israeli company to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply.

The provisions of the 2011 Amendment do not apply to existing “Benefited Enterprises” or “Approved Enterprises,” which will continue to be entitled to the tax benefits under the Investment Law, as in effect prior to the 2011 Amendment, unless the company owning such enterprises had made an election to apply the provisions of the 2011 Amendment (such election cannot be later rescinded), which is to be filed with the ITA, not later than the date prescribed for the filing of the company’s annual Israeli tax return for the respective year.
We are currently not entitled to tax benefits under the 2011 Amendment.

Tax Benefits Under the 2017 Amendment

Additional amendments to the Investment Law became effective in January 2017, or the 2017 Amendment. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax benefit programs under the Investment Law.
The 2017 Amendment provides that a technological company satisfying certain conditions may qualify as a “Preferred Technological Enterprise” and thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development area “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefited Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefited Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a technological company satisfying certain conditions may qualify as a “Special Preferred Technological Enterprise” and thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefited Intangible Assets” to a related foreign company if the Benefited Intangible Assets were either developed by an Israeli company or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefited Intangible Assets from a foreign company for more than NIS 500 million may be eligible for these benefits for a period of at least 10 years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income or income attributed to production are generally subject to withholding tax at the rate of 20% or such lower rate, as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. However, if such dividends are subsequently distributed by such Israeli company to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty will apply. If dividends paid out of Preferred Technological Income are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4% (or a lower rate under a tax treaty, if applicable, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).

We are currently not entitled to tax benefits under the 2017 Amendment.

Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident for tax purposes, and on the disposition of such assets by a non-Israeli resident for tax purposes if those assets are (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Ordinance distinguishes between “Real Capital Gain” and the “Inflationary Surplus.” Real Capital Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.

Real Capital Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s “means of control,” which includes, among other things, the right to receive profits of the company, voting rights, the rights to receive proceeds upon the company’s liquidation and the right to appoint a director) at the time of sale or at any time during the preceding 12-month period, such capital gain will be taxed at the rate of 30%. Furthermore, where an individual claimed real interest expenses and linkage differentials on securities, the capital gain on the sale of the securities will taxed at a rate of 30%. Real Capital Gain derived by corporations will be generally subject to the corporate tax rate (23% in 2018 and thereafter).

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income - 23% for corporations in 2018 and thereafter and a marginal tax rate of up to 47% in 2019 for individuals, not including excess tax (described below). Notwithstanding the foregoing, Real Capital Gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Ordinance from Israeli taxation provided that the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the shares on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributable, (iii) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by Israeli residents, and (iv) if the seller is a corporation, there is no Israeli resident that is entitled to 25% or more of the revenues or profits of the corporation, directly or indirectly. In addition, such exemption would not be available to a person whose capital gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the Convention Between the Government of the United States and the Government of the State of Israel with respect to Taxes of Income, as amended, or the U.S.-Israel Double Tax Treaty, exempts U.S. residents for the purposes of the treaty from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

Shareholders may be liable for Israeli tax on the sale of their ordinary shares and the payment of the consideration may be subject to withholding of Israeli tax. Shareholders may be required to demonstrate that they are exempt from Israeli tax on their capital gains in order to avoid withholding at the time of sale. For example, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as a non-Israeli resident for tax purposes, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes.

The purchaser, the Israeli stockbrokers or financial institutions through which the shares are held is obligated, subject to the above mentioned exemptions, to withhold tax on the amount of consideration paid upon the sale of the shares (or on the Real Capital Gain on the sale, if known) at the rate of 25% in respect of an individual and 23% in respect of a corporation.

Upon the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every calendar year in respect of sales of securities made within the previous six months. However, if all tax due was withheld according to applicable provisions of the Ordinance and regulations promulgated thereunder the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends to our shareholders. A distribution of dividend by our company from income attributed to a Preferred Enterprise to Israeli residents will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals - 20%; Israeli resident companies - 0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided if an applicable tax treaty will apply (subject to the receipt in advance of a valid tax certificate from the ITA allowing for a reduced tax rate)). A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25% or 30% if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from income tax provided the income from which such dividend is distributed was derived or accrued within Israel (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 25% or such lower rate as may be provided if an applicable tax treaty will apply (subject to the receipt in advance of a valid tax certificate from the ITA allowing for a reduced tax rate)).

A non-Israeli resident (either individual or corporation) is generally subject to Israeli withholding tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12-month period); those rates are subject to a reduced tax rate under the provisions of an applicable double tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). Under the U.S.-Israel Double Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding voting shares of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends - the withholding tax rate is 12.5%, (ii) if both the conditions mentioned in (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise - the withholding tax rate is 15% if a certificate for a reduced withholding tax rate would be provided in advance from the ITA and (iii) in all other cases, the withholding tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Excess Tax

Individuals who are subject to tax in Israel (whether such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax on annual income exceeding a certain threshold (NIS 649,560, for 2019), which amount is linked to the Israeli consumer price index, at a rate of 3%, including, but not limited to, income derived from dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

United States Federal Income Taxation

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares. This description addresses only the U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) who hold our Ordinary Shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof and the U.S.-Israel Tax Treaty (the “Treaty”), all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively or to differing interpretations. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of our Ordinary Shares or that such a position would not be sustained. This discussion does not address all tax considerations that may be relevant to a U.S. Holder of Ordinary Shares. In addition, this description does not account for the specific circumstances of any particular investor, such as:

●	broker-dealers;
●	financial institutions or financial services entities;
●	certain insurance companies;
●	investors liable for alternative minimum tax;
●	regulated investment companies, real estate investment trusts, or grantor trusts;
●	dealers or traders in securities, commodities or currencies;
●	tax-exempt organizations;
●	retirement plans;
●	S corporations:
●	pension funds;
●	certain former citizens or long-term residents of the United States;
●	non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar;
●	persons who hold Ordinary Shares through partnerships or other pass-through entities;
●	persons who acquire their Ordinary Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services;
●	direct, indirect or constructive owners of investors that actually or constructively own at least 10% of the total combined voting power of our shares or at least 10% of our shares by value; or
●	investors holding Ordinary Shares as part of a straddle, appreciated financial position, a hedging transaction or conversion transaction.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns our Ordinary Shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns our Ordinary Shares and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of Ordinary Shares.

This summary does not address the effect of any U.S. federal taxation (such as estate and gift tax) other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local or non-U.S. taxation.

For purposes of this summary the term “U.S. Holder” means a person that is eligible for the benefits of the Treaty and is a beneficial owner of Ordinary Shares who is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;
●
a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●
a trust if the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of the trust.

Unless otherwise indicated, it is assumed for the purposes of this discussion that the Company is not, and will not become, a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. See “-Passive Foreign Investment Companies” below.

Taxation of Distributions

Subject to the discussion below under the heading “-Passive Foreign Investment Companies,” the gross amount of any distributions received with respect to our Ordinary Shares, including the amount of any Israeli taxes withheld therefrom, will constitute dividends for U.S. federal income tax purposes when such distribution is actually or constructively received, to the extent such distribution is paid out of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Because we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the entire amount of any distribution will generally be reported as dividend income to you. Dividends are included in gross income at ordinary income rates, unless such dividends constitute “qualified dividend income,” as set forth in more detail below. Distributions in excess of our current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of your adjusted tax basis in our Ordinary Shares and any amount in excess of your tax basis would be treated as gain from the sale of Ordinary Shares. See “-Sale, Exchange or Other Disposition of Ordinary Shares” below for a discussion of the taxation of capital gains. Our dividends would not qualify for the dividends-received deduction generally available to corporations under section 243 of the Code.

Dividends that we pay in NIS, including the amount of any Israeli taxes withheld therefrom, will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder who receives payment in NIS and converts NIS into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss that would generally be treated as U.S.-source ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of NIS.

Subject to complex limitations, some of which vary depending upon the U.S. Holder’s circumstances, any Israeli withholding tax imposed on dividends paid with respect to our Ordinary Shares, may be a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or, alternatively, for deduction against income in determining such tax liability). Israeli taxes withheld in excess of the applicable rate allowed by the Treaty (if any) will not be eligible for credit against a U.S. Holder’s federal income tax liability. The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends paid with respect to our common stock generally will be treated as foreign-source passive category income or, in the case of certain U.S. Holders, general category income for U.S. foreign tax credit purposes. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate. A U.S. Holder may be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on our Ordinary Shares if such U.S. Holder fails to satisfy certain minimum holding period requirements or to the extent such U.S. Holder’s position in Ordinary Shares is hedged. An election to deduct foreign taxes instead of claiming a foreign tax credit applies to all foreign taxes paid or accrued in the taxable year. The rules relating to the determination of the foreign tax credit are complex. You should consult with your own tax advisors to determine whether and to what extent you would be entitled to this credit.

Subject to certain limitations (including the PFIC rules discussed below), “qualified dividend income” received by a non-corporate U.S. Holder may be subject to tax at the lower long-term capital gain rates (currently, a maximum rate of 20%). Distributions taxable as dividends paid on our Ordinary Shares should qualify for a reduced rate if we are a “qualified foreign corporation,” as defined in Code section 1(h)(11)(C). We will be a qualified foreign corporation if either: (i) we are entitled to benefits under the Treaty or (ii) our Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we are entitled to benefits under the Treaty and that our Ordinary Shares currently are readily tradable on an established securities market in the United States. However, no assurance can be given that our Ordinary Shares will remain readily tradable. The rate reduction does not apply unless certain holding period requirements are satisfied, nor does it apply to dividends received from a PFIC (see discussion below), in respect of certain risk-reduction transactions, or in certain other situations. U.S. Holders of our Ordinary Shares should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion of the PFIC rules below, if you sell or otherwise dispose of our Ordinary Shares (other than with respect to certain non-recognition transactions), you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in our Ordinary Shares, in each case determined in U.S. dollars. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you have held the Ordinary Shares for more than one year at the time of the sale or other disposition. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential tax rate (currently at a maximum of 20%). In general, any gain that you recognize on the sale or other disposition of Ordinary Shares will be U.S.-source for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S. source income. Deduction of capital losses is subject to certain limitations under the Code.

              In the case of a cash basis U.S. Holder who receives NIS in connection with the sale or disposition of our Ordinary Shares, the amount realized will be based on the U.S. dollar value of the NIS received with respect to the Ordinary Shares as determined on the settlement date of such exchange. A cash basis U.S. Holder who receives payment in NIS and converts NIS into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss, based on any appreciation or depreciation in the value of NIS against the U.S. dollar, which would be treated as ordinary income or loss.

An accrual basis U.S. Holder may elect the same treatment of currency exchange gain or loss required of cash basis taxpayers with respect to a sale or disposition of our Ordinary Shares that are traded on an established securities market, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder is required to calculate the value of the proceeds as of the “trade date” and may have a foreign currency gain or loss for U.S. federal income tax purposes in the event of any difference between the U.S. dollar value of NIS prevailing on the trade date and on the settlement date. Any such currency gain or loss generally would be treated as U.S.- source ordinary income or loss and would be subject to tax in addition to the gain or loss, if any, recognized by such U.S. Holder on the sale or disposition of such Ordinary Shares.

Passive Foreign Investment Companies

We may have been a PFIC for U.S. federal income tax purposes for the 2018 taxable year. We have been advised that we were likely not a PFIC for the 2019 taxable year. If we were a PFIC for any taxable year during which a U.S. Holder owned Ordinary Shares, certain adverse consequences could apply to the U.S. Holder. Specifically, unless a U.S. Holder makes one of the elections mentioned below, gain recognized by the U.S. Holder on a sale or other disposition of Ordinary Shares would be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, any distribution in excess of 125% of the average of the annual distributions received by the U.S. Holder on our Ordinary Shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described immediately above. If we were a PFIC for any taxable year in which a U.S. Holder owned our shares, the U.S. Holder would generally be required to file annual returns with the IRS on IRS Form 8621. Certain elections (such as a mark-to-market election or a QEF election) may be available to U.S. Holders and may result in alternative tax treatment. U.S. Holders should consult their tax advisors as to the availability and consequences of a mark-to-market election or a QEF election with respect to their Ordinary Shares.

In addition, if we were a PFIC for a taxable year in which we pay a dividend or the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. If we were a PFIC for any taxable year in which a U.S. Holder owned our shares, the U.S. Holder would generally be required to file annual returns with the IRS on IRS Form 8621.

Additional Tax on Investment Income

In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds may be subject to a 3.8% Medicare contribution tax on net investment income, which includes dividends and capital gains from the sale or exchange of our Ordinary Shares.

Backup Withholding and Information Reporting

Payments in respect of our Ordinary Shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at the rate (currently) of 24%. Backup withholding will not apply, however, if you (i) fall within certain exempt categories and demonstrate the fact when required or (ii) furnish a correct taxpayer identification number and make any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

U.S. citizens and individuals taxable as resident aliens of the United States that (i) own “specified foreign financial assets” (as defined in Section 6038D of the Code and the regulations thereunder) with an aggregate value in a taxable year in excess of certain thresholds (as determined under rules in Treasury regulations) and (ii) are required to file U.S. federal income tax returns generally will be required to file an information report with respect to those assets with their tax returns. IRS Form 8938 has been issued for that purpose. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, foreign stocks held directly, and interests in foreign estates, foreign pension plans or foreign deferred compensation plans. Under those rules, our Ordinary Shares, whether owned directly or through a financial institution, estate or pension or deferred compensation plan, would be “specified foreign financial assets.” Under Treasury regulations, the reporting obligation applies to certain U.S. entities that hold, directly or indirectly, specified foreign financial assets. Penalties can apply if there is a failure to satisfy this reporting obligation. In addition, in the event a U.S. Holder that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close until three years after the date that the required information is filed. A U.S. Holder is urged to consult the U.S. Holder’s tax advisor regarding the reporting obligation.

Any U.S. Holder who acquires more than $100,000 of our Ordinary Shares or holds 10% or more of our Ordinary Shares by vote or value may be subject to certain additional U.S. information reporting requirements.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our Ordinary Shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

LEGAL MATTERS

The validity of the shares being reoffered by this Registration Statement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of RADA Electronic Industries Ltd., incorporated by reference in RADA Electronic Industries Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global,  independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements  are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act  is our subsidiary, RADA Sensors Inc., 20300 Seneca Meadows Parkway, Suite 310, Germantown, MD 20876.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION
OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

●	Our 2019 Form 20-F, filed with the SEC on April 7, 2020;
●	Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on April 30, 2020 and on May 19, 2020 (First Quarter Summary section of Exhibit 99.1 thereto only);
●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;
●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and
●	The description of our securities contained in Exhibit 2.2 of our 2019 Form 20-F, filed with the SEC on April 7, 2020 and any amendment or report filed for the purpose of updating that description.

We filed a registration statement on Form S-8 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement as relevant.  You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”   The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

RADA Electronic Industries Ltd.
7 Giborei Israel Street
Netanya 4250407, Israel
Tel: + 972-9-892-1111
Attn: Chief Financial Officer

You may also obtain information about us by visiting our website at www.Rada.com . Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

 RADA ELECTRONIC INDUSTRIES LTD.

470,000 Ordinary Shares

____________________________

PROSPECTUS

____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents which have been filed by the Company (File No. 000-15375) with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated by reference herein and shall be deemed to be a part hereof.

• Our 2019 Form 20-F, filed with the SEC on April 7, 2020;
•      Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on April 30, 2020 and on May 19, 2020 (First Quarter Summary section of Exhibit 99.1 thereto only);

• Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;
• Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and
• The description of our securities contained in Exhibit 2.2 of our 2019 Form 20-F, filed with the SEC on April 7, 2020 and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it conflicts with a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference, and such statement shall not be deemed, except so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•	a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

•
reasonable litigation expenses, including attorney's fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys' fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company's behalf or by another person, against the office holder, or in a criminal charge from which he was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a company's articles of association may permit the company to:

•
prospectively undertake to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company's board of directors deems foreseeable considering the company's actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

•	retroactively indemnify an office holder of the company.

Insurance of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of:

•	a breach of the office holder's duty of care to the company or to another person;

•
a breach of the office holder's duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company's interests; or

•	a financial liability imposed upon the office holder in favor of another person.

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently.

•	any act or omission done with the intent to unlawfully yield a personal benefit; or

•	any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. Up until August 2017 we maintained directors and officers liability insurance policy with per claim and aggregate coverage limit of $7.5 million. On August 2017, our Compensation Committee and Board of Directors approved an increase in the per claim coverage and aggregate coverage of up to $10 million under its directors and officers liability insurance policy. Pursuant to resolutions adopted by our shareholders on May 15, 2016, we have also entered into agreements with our directors and officeholders providing for their indemnification and exemption from the duty of care.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

4.1	Memorandum of Association, as amended (1)
4.2	Articles of Association, as amended and restated (2)
4.3	2015 Share Option Plan (3)
5	Opinion of S. Friedman & Co
23.1	Consent of S. Friedman & Co. (included in Exhibit 5)
23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
24.	Power of Attorney (included as part of this Registration Statement)

(1)          Filed as Exhibit 1.1 to our Annual Report on Form 20-F for the year ended December 31, 2000 and incorporated herein by reference.
(2)          Filed as Annex A to our Proxy Statement on Form 6-K furnished on April 4, 2016 and incorporated herein by reference.
(3)          Filed as Exhibit 4.3 to Registration Statement on Form S-8 filed on August 24, 2016 and incorporated herein by reference.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, Israel, on May 19, 2020.

RADA ELECTRONIC INDUSTRIES LTD.
By:	/s/ Dov Sella
Name: Dov Sella
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dov Sella and Avi Israel as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed in Netanya, Israel below on May 19, 2020 by or on behalf of the following persons in the capacities and on the dates indicated.

Title
/s/ Dov Sella Dov Sella	Chief Executive Officer (Principal Executive Officer)

/s/ Avi Israel Avi Israel	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Yossi Ben Shalom Yossi Ben Shalom	Executive Chairman of the Board of Directors

/s/ Kineret Ya'ari Kineret Ya'ari	Director

/s/ Nir Cohen Nir Cohen	Director
/s/ Joseph Weiss	Director
Joseph Weiss

/s/ Tal Misch Vered Tal Misch Vered	External Director

/s/ Elan Sigal Elan Sigal	External Director
/s/ Prof. Alon Dumanis Prof. Alon Dumanis	Director

/s/ Haim Regev Haim Regev	Director

/s/ Guy Zur Guy Zur	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of RADA Electronic Industries Ltd., on May 19, 2020.

RADA Sensors Inc.
By: /s/ Max Cohen
Name: Max Cohen
Title: Chief Executive Officer